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                            AMENDMENT NUMBER 1 TO THE
                      TRANSFER AGENCY AND SERVICE AGREEMENT

        This Amendment, dated as of July 1, 2005 (the "Amendment"), amends the Transfer Agency and Service Agreement made as of the 4th day of November 2003, by and between TAX-FREE INVESTMENTS TRUST, a Delaware statutory trust, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Fund"), and AIM Investment Services, Inc., a Delaware corporation having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046, (the "Transfer Agent").

WHEREAS, the parties desire to amend the Agreement to reflect that out-of-pocket expenses will be paid for by the Transfer Agent and not the Fund.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Section 2.01 is hereby deleted in its entirety and replaced with the following:

                "For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annual fee in the amount of .015% of average daily net assets, payable monthly. Such fee may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent."

        2. Section 2.03 is hereby deleted in its entirety and replaced with the following:

                "In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the reconcilement of demand deposit accounts on behalf of each of the Portfolios. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the fund on behalf of the applicable Shares."

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.
                                        TAX-FREE INVESTMENTS TRUST


                                        By:
                                           -------------------------------------

ATTEST:


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Assistant Secretary

                                        AIM INVESTMENT SERVICES, INC.


                                        By:
                                           -------------------------------------

ATTEST:


-------------------------------------
Assistant Secretary